Exhibit 99.1
News Release
Belden Acquires Poliron in Brazil
St. Louis, Missouri — April 4, 2011 — Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission critical applications, today announced it has completed the acquisition of Poliron Cabos Elétricos Especiais Ltda, a leading Brazilian cable company, in an all cash transaction valued at approximately $30 million.
Privately held Poliron has an established brand reputation and proven experience for product quality across one of the most complete lines of industrial cables in the region. In addition, Belden intends to leverage Poliron’s manufacturing footprint to improve our cost and lead-times for our existing products purchased in Brazil and other countries in the region.
“This acquisition allows us to be a legitimate player in one of the more attractive emerging markets,” said John Stroup, President and Chief Executive Officer of Belden Inc. “In addition to the long-term growth opportunities, we are excited to participate in the near term investments in support of the 2014 FIFA World Cup and 2016 Summer Olympic Games.”
Belden funded the acquisition with cash on hand and expects the acquisition to be break-even in fiscal year 2011.
Forward Looking Statements
Statements in this release other than historical facts are “forward looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Forward looking statements include any statements regarding future revenues, costs and expenses, operating income, earnings per share, margins, cash flows, dividends, and capital expenditures. These forward looking statements are based on forecasts and projections about the markets and industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. The current global economic slowdown has adversely affected our results of operations and may continue to do so. Turbulence in financial markets may increase our borrowing costs. Additional factors that may cause actual results to differ from the Company’s expectations include: the Company’s reliance on key distributors in marketing products; the Company’s ability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); changes in the level of economic activity in the Company’s major geographic markets; difficulties in realigning manufacturing capacity and capabilities among the Company’s global manufacturing facilities; the competitiveness of the global cable, connectivity and networking industries, including wireless; variability in the Company’s quarterly and annual effective tax rates; changes in accounting rules and interpretation of these rules which may affect the Company’s reported earnings; changes in currency exchange rates and political and economic uncertainties in the countries where the Company conducts business; demand for the Company’s products; the cost

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and availability of materials including copper, plastic compounds derived from fossil fuels, and other materials; energy costs; the Company’s ability to achieve acquisition performance expectations and to integrate acquired businesses successfully; the ability of the Company to develop and introduce new products; the Company having to recognize charges that would reduce income as a result of impairing goodwill and other intangible assets; variability associated with derivative and hedging instruments; security risks and the potential for business interruption from operating in volatile countries, including Mexico; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011. Belden disclaims any duty to update any forward looking statements as a result of new information, future developments, or otherwise.
About Belden
St. Louis-based Belden Inc. designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics. It has approximately 6,600 employees, and provides value for industrial automation, enterprise, education, healthcare, entertainment and broadcast, sound and security, transportation, infrastructure, consumer electronics and other industries. Belden has manufacturing capabilities in North America, Europe, and Asia, and a market presence in nearly every region of the world. Belden was founded in 1902, and today is a leader with some of the strongest brands in the signal transmission industry. For more information, visit www.belden.com.
Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com